UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 2, 2010
WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-03305	95-3872914
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

311 Bonnie Circle
Corona, California	92880
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (951) 493-5300
(Former name or former address, if changed since last report): Not applicable.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.
     On July 2, 2010, Watson Pharmaceuticals, Inc. (the “Company”) completed the acquisition of (i) substantially all of the assets of Columbia Laboratories, Inc. (“Columbia”) which relate primarily to pharmaceutical products containing progesterone as an active ingredient, including CRINONE 8% progesterone gel, PROCHIEVE 8% progesterone gel and PROCHIEVE 4% progesterone gel, each sold by Columbia in the United States (the “Progesterone Products”), including certain intellectual property, promotional materials, contracts, product data and regulatory approvals and regulatory filings (together, with the Progesterone Products, the “Purchased Assets”), and (ii) 11,200,000 newly issued restricted shares of the Columbia’s common stock, $.01 par value per share (the “Shares”). Columbia retained certain assets and rights relating to its progesterone business, including all rights necessary to perform its obligations under its agreement with an affiliate of Merck Serono S.A. CRINONE(R) is currently used for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with a progesterone deficiency. The product is also available under the trade name PROCHIEVE(R) and is available in both 4% and 8% concentrations. PROCHIEVE(R) 4% is indicated for the treatment of secondary amenorrhea.
     Pursuant to the terms of the Purchase and Collaboration Agreement (the “Agreement”), dated as of March 3, 2010, Watson paid Columbia an initial $47 million payment in exchange for the Purchased Assets and the Shares. Additional contingent payments related to the successful completion of clinical development milestones, receipt of regulatory approvals and product launches could total up to approximately $45.5 million. Watson will also pay Columbia a royalty on Watson’s sales of the progesterone gel product and any next generation products. Columbia will be responsible for the anticipated clinical and regulatory costs related to obtaining approval for the progesterone gel product for prevention of pre-term birth in women with a short cervix. Excess development costs over a defined cap, if any, as well as costs related to the development of the second generation product will be the responsibility of Watson.
     Pursuant to the Agreement, Watson and Columbia have entered into various ancillary agreements, including (i) a Supply Agreement, pursuant to which Columbia will be responsible for the manufacturing and supply of the Progesterone Products to Watson, (ii) a License Agreement relating to the grant of certain intellectual property licenses and (iii) an Investor’s Rights Agreement, pursuant to which Watson has the right to designate a member of Columbia’s board of directors. Additionally, Watson previously entered into a $15 million loan agreement with Columbia to support Columbia’s ongoing investment in the clinical development of the pre-term birth indication for PROCHIEVE(R), as well as other Columbia capital requirements, of which all principal and accrued interest on the loan has been forgiven.
     The news release announcing the completion of the above-described acquisition of assets is attached hereto as Exhibit 99.1
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed by the Company as Exhibit 2.1 to its current report filed on Form 8-K dated as of March 4, 2010, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on July 2, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2010	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on July 2, 2010.